EXHIBIT (d)(4)

Major Stockholder Agreement, dated June 5, 1998, by and between Dean Foods
Company (f.k.a. Suiza Foods Corporation) and certain investors in
Horizon Organic Holding Corporation

MAJOR STOCKHOLDER AGREEMENT

This Major Stockholder Agreement (the “Agreement”) is made as of the 5th day of June, 1998 (“Effective Date”) by and among Suiza Foods Corporation, a Delaware corporation (“Suiza”), and the investors on Exhibit A attached hereto (collectively the “Major Stockholder”).

RECITALS

WHEREAS, Suiza and Horizon Organic Holding Corporation, a Delaware corporation (“Horizon”) are entering into a Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which, among other things, Suiza is purchasing up to 1,100,000 shares of Horizon’s Common Stock;

WHEREAS, as a condition to closing the Purchase Agreement, Suiza desires that the Major Stockholders enter into this Agreement; and

WHEREAS, as significant investors in Horizon, the Major Stockholders believe that he or she is in the best interest of Horizon to enter into the Purchase Agreement and he or she is expected that the Major Stockholders will personally benefit from the investment of Suiza in Horizon.

NOW, THEREFORE, as inducement to Suiza to proceed with the Closing (as defined in the Purchase Agreement) and in consideration of such Closing and of the mutual covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

1.                                       Right of First Negotiation.  Each Major Stockholder hereby grants Suiza a right of first negotiation to acquire any of its shares of Horizon Common Stock (the “Shares”) which he or she holds as of the date of this Agreement, or which he or she acquires upon exercise of options or warrants outstanding as of the date of this Agreement, and which he or she intends to sell in private resale. In such event, the Major Stockholder will notify Suiza and Suiza will have ten (10) days from the receipt of such notice to notify the Major Stockholder that Suiza desires to acquire the Shares. If Suiza does not so elect, or if Suiza does not respond within such ten (10) day period, or if the Major Stockholder and Suiza do not enter into a definitive agreement for such acquisition within ten (10) days after the Major Stockholder’s receipt of Suiza’s election, then the Major Stockholder shall be free to negotiate with any third party for the sale of the Shares and to sell the Shares to any third party. This Right of First Negotiation will not apply to (i) transfers by a Major Stockholder to family members or affiliates, or any registered transaction or any transaction which is exempt from registration, such as a sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

2.                                       Voting Agreement. For so long as Suiza is entitled to have a representative on the Board of Directors pursuant to the terms of the Stockholders Agreement between Horizon and

Suiza effective June 5, 1998 (the “Stockholder Agreement”), each Major Stockholder hereby agrees to take such action as may be required so that all of its Shares are voted for Suiza’s designee representative on the Board of Directors of Horizon at such time as the Suiza representative on the Board of Directors of Horizon is being considered for election. In that regard, the Major Stockholder shall be present, in person or by proxy, at all duly held meetings of stockholders of Horizon so that all of its Shares may be counted for the purposes of determining the presence of a quorum at such meetings. The Major Stockholder shall not subject any of its Shares to any arrangement or agreement with respect to the voting of such shares which is inconsistent with the foregoing obligations.

3.                                       Sale of Shares to Suiza Competitors.  In the event that a Stockholder competitor offers to buy Shares from a Major Stockholder, the Major Stockholder will notify Suiza of the material terms of such offer within ten (10) days of the receipt of such offer (the “Notice”). Suiza shall have ten (10) days from the receipt of such notice to notify the Major Stockholder that Suiza desires to buy such Shares on such terms. If Suiza does not so elect, or if Suiza does not respond within such ten (10) day period, or if the Major Stockholder and Suiza do not enter into a definitive agreement for such acquisition within ten (10) days after the receipt of Suiza’s election, then the Major Stockholder shall be free to negotiate with such Stockholder Competitor for the sale of the Shares on terms no less favorable to the Major Stockholder than those set forth in the Notice. This Section 3 shall not apply to any offer by a Stockholder Competitor to purchase Stock from the Major Stockholder in connection with a Sale of Horizon. “Stockholder Competitor” means a processor and/or distributor of fluid milk with fluid milk sales in excess of Two Hundred Million Dollars ($200,000,000) in the most recent fiscal year. Stockholder Competitors shall not include any stockholders or members of the Board of Directors of the Company as of the Effective Date, or any of their affiliates. “Sale” means the sale of all or substantially all assets of Horizon, or the merger or consolidation or sale or exchange of outstanding Shares as a result of which the holders of Horizon’s Shares immediately prior to such transaction own less than 50% of the surviving corporation immediately following such transaction. This Section 3 shall not apply to any sale of Shares in connection with which the Major Stockholder has complied with the provisions of Section 1 above.

4.                                       Termination.  This Agreement shall terminate with respect to a Major Stockholder when such Major Stockholder no longer has beneficial ownership of one percent (1%) of the Fully Diluted Shares of Horizon. This Agreement shall terminate with respect to Suiza when Suiza no longer has beneficial ownership of five percent (5%) of the Fully Diluted Shares of Horizon. The “Fully Diluted Shares” means the number of shares of Common Stock or other equity securities of Horizon outstanding assuming the conversion of all securities convertible into Common Stock or any other equity security of Horizon, the exercise of all options, warrants and rights to acquire Common Stock or any other equity security of Horizon, whether or not vested, and all restricted stock of Horizon, in each case previously issued by Horizon and not terminated, canceled or held in treasury by the Horizon, whether or not treated as outstanding by Horizon.

5.                                       Notices.  All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, by facsimile transmission (receipt confirmed by telephone) or by overnight registered or certified mail, return receipt requested, postage prepaid addressed to Suiza and to the Major Stockholder at the addresses set forth on the signature pages attached hereto or to such other address as a party shall have specified in writing to the other party. Any notice given by personal delivery, facsimile transmission or overnight mail shall be deemed to have been delivered on the date of the receipt of such delivery or transmission at the address set forth above (or such other address designated pursuant hereto); and any notice given by registered or certified mail shall be deemed to have been delivered on the fourth (4th) business day following the date on which he or she was deposited in the United States postal system. Notice in writing may be given by a method other than as described above and such notice shall be deemed delivered on the date actually received.

6.                                       Entire Agreement.  This Agreement, the Stock Purchase Agreement, and the documents, instruments and agreements to be executed and delivered pursuant to this Agreement and the Stock Purchase Agreement constitute the entire agreement among the parties with respect to the subject of the transactions contemplated hereby and supersedes all prior letters or agreements with respect thereto.

7.                                       Waiver; Amendment.  Any provision hereof may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to Suiza, only by Suiza, (ii) as to a Major Stockholder, by a majority in interest of the Major Stockholders.

8.                                       Counterparts.  This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

9.                                       Governing Law.  This Agreement shall be governed by the internal law of the State of Delaware (without giving effect to the choice of law principles thereunder), as applicable.

10.                                 Severability.  To the extent that any provisions of this Agreement be invalid or unenforceable, he or she shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Majority Stockholders Agreement by their duly authorized representatives as of the effective date.

SUIZA FOODS CORPORATION

By:	/s/ Tracy L. Noll
Title:	Executive Vice President
Address:	3811 Turtle Creek Boulevard
Suite 1300 Dallas, Texas 75219

MAJOR STOCKHOLDERS:

By:	/s/ (See Exhibit A attached)
Title:
Address:

ACKNOWLEDGED AND AGREED TO BY:

HORIZON ORGANIC HOLDING CORPORATION:

By:	/s/ Barnet M. Feinblum
Title:	President and Chief Executive Officer
Address:	6311 Horizon Lane
Longmont, Colorado 80503

Exhibit A

Barnet M. Feinblum

Julie A. Feinblum

The Daniel Ryan Feinblum Trust

The Joshua Adam Feinblum Trust

Marcus B. Peperzak

Aurora Dairy Corporation Pension Plan

McCloskey 1998 GRAT

McCloskey Trust

McCloskey Ventures LLC

Thomas D. McCloskey, Jr. & Bonnie P. McCloskey Revocable Trust

Paul B. Repetto

Janet Pyle

Mark A. Retzloff

Theresa Retzloff

Theresa Retzloff as Custodian for Bianca Retzloff

Theresa Retzloff as Custodian for Eileen Retzloff

Theresa Retzloff as Custodian for Oliver Retzloff